Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS & INCREASES QUARTERLY CASH DISTRIBUTION

Quarterly Distribution Increased by 6%
Net Asset Value Per Share Increased 11% From Prior Quarter-End

Chicago, IL - November 6, 2020 - OFS Capital Corporation (NASDAQ:OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended September 30, 2020.
FINANCIAL HIGHLIGHTS

•	Net investment income of $2.71 million, or $0.20 per share.

•
Net asset value ("NAV") per share increased to $11.18 at September 30, 2020 from $10.10 at June 30, 2020. During the three months ended September 30, 2020, our portfolio recognized net gains of $15.3 million.

•	No new loans placed on non-accrual status in the quarter.

•	At September 30, 2020, 91% and 74% of our loan portfolio and total portfolio, respectively, consisted of senior secured loans, based on fair value.

•	As of September 30, 2020, 88% of our debt matures in 2024 and beyond and 54% of our outstanding debt is unsecured.

•
On November 3, 2020, OFS Capital's Board of Directors declared a distribution of $0.18 per share for the fourth quarter of 2020, payable on December 31, 2020, to stockholders of record as of December 24, 2020.

“Our net asset value per share increased 11% from June 30, 2020 due to appreciation of the portfolio and we had no new loans placed on non-accrual status in the quarter,” said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We believe that our portfolio companies continue to perform above our expectations considering the challenging economic and public health impact of the on-going COVID-19 pandemic.”
We believe that we have diverse sources of funding. As of quarter end, we had approximately $18.3 million of cash. In addition, we had additional capacity on our revolving corporate credit line with Pacific Western Bank and senior loan facility with BNP Paribas, which are both subject to a borrowing base and other covenants. Our senior loan facility with BNP has no LIBOR floor and matures in 2024.
At September 30, 2020, our asset coverage ratio was 174% and we remained in compliance with all applicable financial covenant thresholds under our outstanding debt and our minimum asset coverage requirement under the 1940 Act.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At September 30, 2020
Total assets	$481.7
Investment portfolio, at fair value	$456.3
Net assets	$149.9
Net asset value per share	$11.18
Weighted average yield on performing debt investments (1)	10.10%
Weighted average yield on total debt investments (2)	8.99%
Weighted average yield on total investments (3)	8.39%

(1)
The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, excluding debt investments in non-accrual status as of the balance sheet date.

(2)
The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, including debt investments in non-accrual status as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended September 30,
Operating Results	2020	2019
Total investment income	$10.5	$13.9
Net investment income	$2.7	$4.9
Net investment income per common share, basic and diluted	$0.20	$0.36
Net increase in net assets resulting from operations	$16.8	$1.8

	Quarter Ended September 30,
Portfolio Activity	2020	2019
Number of new portfolio company investments	3	4
Investments in new portfolio companies	$1.5	$25.5
Investments in existing portfolio companies	$7.8	$13.4
Investments in structured finance notes	$0.8	$2.4
Number of portfolio companies and structured finance notes at end of period	74	73

PORTFOLIO AND INVESTMENT ACTIVITIES
The total fair value of our investment portfolio was $456.3 million at September 30, 2020, which was equal to approximately 94% of amortized cost. As of September 30, 2020, the fair value of our debt investment portfolio totaled $368.5 million in 56 portfolio companies, of which 91% and 9% were senior secured loans and subordinated loans, respectively. As of September 30, 2020, we also held approximately $55.3 million in equity investments, at fair value, in 14 portfolio companies in which we also held debt investments, as well as nine portfolio companies in which we solely held an equity investment. As of September 30, 2020, our investment portfolio also included nine investments in structured finance notes with a fair value of $32.5 million. At September 30, 2020, we had unfunded commitments of $7.4 million to three portfolio companies. As of September 30, 2020, floating rate loans as a percentage of fair value comprised 88% of our debt investment portfolio, with the remaining 12% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Investment Income
Recurring interest income decreased by $2.8 million for the three months ended September 30, 2020, compared to the three months ended September 30, 2019, primarily due to a $1.8 million decrease in the average outstanding performing loan balance, and a $1.0 million decrease resulting from a 100 basis point reduction in the recurring earned yield on our portfolio primarily due to declines in LIBOR.
During the three months ended September 30, 2020, we recognized fee income of $0.1 million primarily due to syndication fees. Fee income during the third quarter declined $0.2 million compared to the three months ended September 30, 2020 due to a decrease in prepayment fees.

Expenses
Interest expense
Interest expense of $4.4 million for the three months ended September 30, 2020 remained consistent over the corresponding prior year period. The average dollar borrowings for the three months ended September 30, 2020 was $332.7 million, an increase from $325.1 million for the three months ended September 30, 2019.
Management fee
Management fee expense for the three months ended September 30, 2020 decreased $0.3 million over the corresponding prior year period due to a decrease in our average total assets. This decrease was primarily attributable to a $66.4 million increase in principal payments and sales of portfolio investments during the nine months ended September 30, 2020 compared to the corresponding prior year period.
Incentive fee
Incentive fee expense decreased $1.0 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, primarily due to an approximately $0.24 per share decline in net interest margin—total interest income less interest expense.
Administration fee
Administration fee expense for the three months ended September 30, 2020 remained stable compared to the corresponding prior year period.
Net Gain (Loss) on Investments
Our portfolio experienced net gains of $15.3 million in the third quarter primarily as a result of performance improvements and expansion of the valuation multiple at Pfanstiehl Holdings, Inc., which appreciated $7.9 million. We also experienced net appreciation on our $5.0 million of Structured Finance Note and broadly syndicated loan investments, due to increased liquidity in the broadly syndicated market. These net gains were partially offset by $5.7 million in net unrealized losses on our debt investments in Envocore Holding, LLC, Inc., Eblens Holdings, Inc., and 3rd Rock Gaming Holding, LLC.
During the three months ended September 30, 2020, we recognized net gains of $7.1 million on our senior debt investments, primarily as a result of unrealized appreciation of $3.5 million and $3.4 million on broadly syndicated loans and directly originated loans, respectively.
During the three months ended September 30, 2020, we recognized net losses of $4.0 million on our subordinated debt investments, primarily as a result of unrealized depreciation of $3.4 million on Eblens Holdings, Inc.

During the three months ended September 30, 2020, we recognized net gains of $10.8 million on our common equity, warrants and other investments, primarily as a result of unrealized appreciation of $7.8 million on Pfanstiehl Holdings, Inc. and $2.4 million on our equity appreciation rights in Southern Technical Institute, LLC.
During the three months ended September 30, 2020, we recognized unrealized appreciation of $1.5 million on our Structured Finance Note investments, primarily due to the continued return of liquidity to the broadly syndicated loan market.
Other
Our net asset value per share was also impacted a combined $0.09 per share for a one-time $1.1 million impairment of goodwill and a $0.2 million loss on extinguishment of debt related to the partial prepayment of our SBA debentures and reduction in the total commitment on our senior secured revolving credit facility with Pacific Western Bank.
LIQUIDITY AND CAPITAL RESOURCES
At September 30, 2020, we had $18.3 million in cash, which includes $5.1 million held by our wholly owned small business investment company, OFS SBIC I, LP ("SBIC I LP"). Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of September 30, 2020, we had an unused commitment of $50.0 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $125.4 million under our BNP revolving credit facility, both subject to a borrowing base and other covenants. Based on fair values and equity capital at September 30, 2020, we could access available lines of credit for $100 million and remain in compliance with 1940 Act asset coverage requirement.
On October 7, 2020, we executed an amendment to our business loan agreement with Pacific Western Bank in order to reduce the total commitment under the senior secured revolving credit facility from $50 million to $20 million. We expect to benefit from a reduction in the unused commitment fee of 0.50% on any unused portion of the total commitment over $15 million. As of November 4, 2020, we had cash on hand of approximately $48.5 million and, after giving effect to the reduction, an unused commitment of $20 million under our senior secured revolving credit facility with Pacific Western Bank, subject to a borrowing base and other covenants.
RECENT DEVELOPMENTS
On March 11, 2020, the World Health Organization declared the novel coronavirus as a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to the COVID-19 pandemic. The outbreak of the COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The COVID-19 pandemic and the preventative measures taken to contain or mitigate its spread have caused, and are continuing to cause, business shutdowns, cancellations of events and travel, significant reductions in demand for certain goods and services, reductions in business activity and financial transactions, supply chain interruptions, and overall economic and financial market instability both globally and in the United States. Such effects will likely continue for the duration of the pandemic, which is uncertain, and for some period thereafter. The outbreak could have a continued adverse impact on economic and market conditions on a global scale. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the ongoing COVID-19 pandemic. Nevertheless, the COVID-19 pandemic presents material uncertainty and risks with respect to the underlying value of the Company’s portfolio companies, the Company’s business, financial condition, results of operations and cash flows, such as the potential negative impact to financing arrangements, increased costs of operations, changes in law and/or regulation, and uncertainty regarding government and regulatory policy. Further, the operational and financial performance of the portfolio companies in which the Company makes investments have been, and may continue to be, significantly impacted by the COVID-19 pandemic, which in turn has, and may continue to have, an impact on the valuation of the Company’s investments.
Accordingly, the Company cannot predict the extent to which its business, financial condition, results of operations and cash flows will be affected at this time. The potential impact to the Company’s results will depend to a large extent on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by authorities and other entities to contain the coronavirus or treat its impact, all of which are beyond the Company’s control.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, November 6, 2020, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 16, 2020 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10149268.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2020, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $359,108 and $396,201, respectively)	$324,059	$372,535
Affiliate investments (amortized cost of $114,141 and $131,950, respectively)	124,185	135,679
Control investment (amortized cost of $10,811 and $10,520, respectively)	8,084	8,717
Total investments at fair value (amortized cost of $484,060 and $538,671, respectively)	456,328	516,931
Cash	18,297	13,447
Interest receivable	2,790	3,349
Receivable for investments sold	1,453	—
Prepaid expenses and other assets	2,807	4,461
Total assets	$481,675	$538,188

Liabilities
Revolving lines of credit	$24,650	$56,450
SBA debentures (net of deferred debt issuance costs of $1,415 and $1,904, respectively)	127,355	147,976
Unsecured notes (net of deferred debt issuance costs of $5,168 and $4,798 respectively)	172,682	148,052
Interest payable	2,055	3,505
Payable to adviser and affiliates	2,773	4,106
Payable for investments purchased	1,494	10,264
Accrued professional fees	426	621
Other liabilities	328	587
Total liabilities	331,763	371,561

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2020, and December 31, 2019, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,406,402 and 13,376,836 shares issued and outstanding as of September 30, 2020, and December 31, 2019, respectively	134	134
Paid-in capital in excess of par	186,979	187,305
Total distributable earnings (losses)	(37,201)	(20,812)
Total net assets	149,912	166,627

Total liabilities and net assets	$481,675	$538,188

Number of shares outstanding	13,406,402	13,376,836
Net asset value per share	$11.18	$12.46

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Investment income
Interest income:
Non-control/non-affiliate investments	$8,014	$10,181	$25,319	$28,110
Affiliate investments	1,708	2,647	5,794	7,640
Control investment	201	262	606	784
Total interest income	9,923	13,090	31,719	36,534
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	275	96	800	289
Affiliate investments	72	347	532	899
Control investment	91	28	278	83
Total payment-in-kind interest and dividend income	438	471	1,610	1,271
Dividend income:
Affiliate investments	—	—	100	173
Control investment	—	—	—	89
Total dividend income	—	—	100	262
Fee income:
Non-control/non-affiliate investments	80	285	844	781
Affiliate investments	3	6	16	216
Control investment	43	6	49	39
Total fee income	126	297	909	1,036
Total investment income	10,487	13,858	34,338	39,103
Expenses
Interest expense	4,448	4,464	14,301	11,564
Management fee	1,871	2,164	5,759	6,062
Incentive fee	234	1,214	1,332	3,622
Professional fees	422	510	1,530	1,413
Administration fee	436	396	1,456	1,250
Other expenses	364	257	1,110	651
Total expenses before incentive fee waiver	7,775	9,005	25,488	24,562
Incentive fee waiver	—	—	(441)	—
Total expenses, net of incentive fee waiver	7,775	9,005	25,047	24,562
Net investment income	2,712	4,853	9,291	14,541
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	(33)	51	(10,046)	(843)
Net realized loss on affiliate investments	—	—	—	—
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	4,649	(6,534)	(10,965)	(9,506)
Net unrealized appreciation on affiliate investments	10,120	4,765	6,316	5,305
Net unrealized appreciation (depreciation) on control investment	577	(1,373)	(924)	(650)
Net gain (loss) on investments	15,313	(3,091)	(15,619)	(5,694)
Loss on extinguishment of debt	(187)	—	(336)	—
Loss on impairment of goodwill	(1,077)	—	(1,077)	—
Net increase (decrease) in net assets resulting from operations	$16,761	$1,762	$(7,741)	$8,847
Net investment income per common share – basic and diluted	$0.20	$0.36	$0.69	$1.09
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$1.25	$0.13	$(0.58)	$0.66
Distributions declared per common share	$0.17	$0.34	$0.68	$1.02
Basic and diluted weighted average shares outstanding	13,399,767	13,366,515	13,389,830	13,361,757

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; the diversity of the Company's funding sources; the belief that OFS Capital's portfolio companies continue to perform above expectations; the Company's expectations related to the reduction in the unused commitment fee for its revolving corporate credit line with Pacific Western Bank; the effect of the COVID-19 pandemic on the Company's business, financial condition, results of operations and cash flows and those of its portfolio companies, including the Company's and its portfolio companies' ability to achieve their respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on the Company's ability to continue to effectively manage its business and on the availability of equity and debt capital and the Company's use of borrowed money to finance a portion of its investments and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in "Part II, Item 1A. Risk Factors" in our Quarterly Report in Form 10-Q for the quarter ended September 30, 2020, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1   Registration does not imply a certain level of skill or training